                                                                                                                                                                                                                                                                        Exhibit 99.10

January 5, 2009

Mr. Thomas Costabile
Chief Operating Officer
Entertainment Distribution Company, Inc.
1755 Broadway, 4th Floor
New York, NY  10019
Office:  (212) 331-2770
E-mail: tom.costabile@edcllc.com

Tom,

Today you were scheduled to meet with EDCI Holdings, Inc. (“EDCI”) Chairman Clarke H. Bailey (“CHB”; see confirmatory E-mail below).  In addition, today was the first business week following the 12/31/2008 consummated sale of Entertainment Distribution Company (“EDC”)’s U.S. operations to Sony DADC <http://biz.yahoo.com/prnews/090105/ny55220.html?.v=1> , with its attendant delivery of transition services (per the Transition Services Agreement that accompanies the Asset Purchase Agreement).  Sunday night, instead of preparing either to get to work implementing the TSA in Kings Mountain or meet with EDCI Chairman Bailey, you notified various EDCI/EDCI executives of your prospectively being absent from work on this key work day.

I am astounded by your seeming lack of commitment to your employer, EDC, and as collateral damage your co-workers and EDCI’s owners.  I cannot understand why you would not have been in either a) Kings Mountain Sunday in preparation for this week’s management needs there or b) EDCI/EDC headquarters meeting with Chairman Bailey, as scheduled.  As for “weather” changing flight plans, I anticipate discovering that there were ample opportunities for you to get to either Kings Mountain or EDCI HQ today via a major international airport servicing NYC with multiple daily flights, or Kings Mountain via connecting flights.  However, I also anticipate discovering that you simply chose, voluntarily, not to make the effort to catch one of these flights so that you could perform your duties as EDC COO.

Your recent performance, combined with reported past under/non-performance by you and other related matters, give me cause to question whether you have been satisfying the terms of your employment agreement dated May 2005.  I am of the view that it would be adjudicated that you have been negligent in performing such duties, and that certain other actions by you would be construed as clear violations of code and conduct.  Discovery actions of your past four year’s deportment, including an expense reimbursement and direct-charge expense audit, in your executive role has a reasonable probability of supporting such assertions.

At 6:01 a.m. PST/9:01 a.m. PST today, following your asking EDCI CFO Michael W. Klinger (“MWK”) as to the results and his attendance of the EDCI 01/02/2009 Board meeting, MWK conveyed to you my reasonable request that you call me at once as I wanted to discuss that development with you.  You determined not to call me as instructed.  I left you a voice mail message earlier on Sunday to call me regarding my appointment, but you did not return my call at that time either.   Any potential claim that you may offer that you either a) haven’t received these requests to call me or b) have been unable to do so lacks any credibility and defies reason/logic/evidence.

I strongly recommend that you call me at the earliest possible moment so that we may engage in a dialog at once.

Robert L. Chapman, Jr.
Chief Executive Officer
EDCI Holdings, Inc.
--------------------------------
Office: (310) 373-0404
E-Mail Primary: chapman@chapcap.com
E-Mail Secondary: robert.chapman@edcih.com
cc: CHB